EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2000, except as to Note 13 which is as of March 30, 2000, relating to the financial statements, which appear in Siga Technologies, Inc.'s Annual Report on Form 10-KSB/A for the year ended December 31, 1999.


      PricewaterhouseCoopers, LLP

New York, New York
February 22, 2001